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                                                                      EXHIBIT 5

                     [LETTERHEAD OF BAKER & BOTTS, L.L.P.]

                                                               October 15, 1996




Houston Lighting & Power Company
Houston Industries Incorporated
Houston Industries Plaza
1111 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

                 Reference is made to the Registration Statement on Form S-4 (Registration No. 333-11329) (the "Registration Statement") filed by Houston Lighting & Power Company, a Texas corporation ("HL&P"), and Houston Industries Incorporated, a Texas corporation ("HI"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 315,402,570 shares (the "Houston Shares") of common stock, without par value, of HL&P (including associated rights (the "Houston Rights") to purchase Series A Preference Stock, without par value, of HL&P, to be governed by an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") to be executed immediately prior to the effective time of the Basic Mergers (as defined in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement (the "Joint Proxy Statement/Prospectus")) by and between HL&P and Texas Commerce Bank National Association, as Rights Agent) issuable in connection with the merger of HI into HL&P and the merger of NorAm Energy Corp., a Delaware corporation ("NorAm"), into HI Merger, Inc., a Delaware corporation and wholly owned subsidiary of HI ("Merger Sub"), or if the First Alternative Merger (as defined in the Joint Proxy Statement/Prospectus) is effected in lieu of the Basic Mergers, issuable in connection with the First Alternative Merger, all as more fully described in the Agreement and Plan of Merger, dated as of August 11, 1996 (the "Merger Agreement"), among HI, HL&P, Merger Sub and NorAm.

                 The Registration Statement also relates to the registration of 57,167,123 shares (the "HI Shares") of common stock, without par value, of HI (including associated rights (the "HI Rights") to purchase Series A Preference Stock, without par value, of HI, governed by a Rights Agreement dated as of
July 11, 1990 (the "Rights Agreement") between HI and Texas Commerce Bank National Association, as Rights Agent) which will be issued to stockholders of NorAm rather than Houston Common Stock if the Second Alternative Merger (as defined in the Joint Proxy Statement/Prospectus) is effected in lieu of the Basic Mergers pursuant to the Merger Agreement. In such event, no new shares of common stock will be issued to the shareholders of HI.
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Houston Lighting & Power Company      -2-                      October 15, 1996
Houston Industries Incorporated


                 You have asked us to pass upon for you certain legal matters with respect to the Houston Shares and the Houston Rights, and the HI Shares and the HI Rights, as the case may be, to be issued in connection with the transactions referred to above. In our capacity as counsel to HL&P and HI in connection with such transactions, we have examined the Restated Articles of Incorporation and Amended and Restated Bylaws of each of HL&P and HI, each as amended to date, a form of Articles of Amendment to Articles of Incorporation of HL&P, the Merger Agreement, a form of Amendment to Agreement and Plan of Merger, the Rights Agreement and a form of the Amended and Restated Rights Agreement and have examined the originals, or copies certified or otherwise identified, of corporate records of each of HL&P and HI, including minute books of each of HL&P and HI as furnished to us by each of HL&P and HI, certificates of public officials and of representatives of each of HL&P and HI, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of each of HL&P and HI with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents. In giving such opinions, we have assumed that prior to the Effective Time (as defined in the Joint Proxy Statement/Prospectus) (i) the Articles of Amendment to Articles of Incorporation of HL&P (in a form substantially similar to the form reviewed by us) will have been duly authorized, adopted, executed and filed with the Secretary of State of the State of Texas, (ii) the Amendment to Agreement and Plan of Merger (in a form substantially similar to the form reviewed by us) will have been duly authorized, executed and delivered by each of HI, HL&P, Merger Sub and NorAm and (iii) the Amended and Restated Rights Agreement (in a form substantially similar to the form reviewed by us) will have been duly authorized, executed and delivered by both HL&P and the Rights Agent.

                 On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                 1. Each of HL&P and HI is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                 2. The Houston Shares and the HI Shares have been duly authorized and, upon issuance in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

                 3. The issuance of the Houston Rights and the HI Rights have been duly authorized by all necessary corporate action on the part of each of HL&P and HI, as the case may be, and, upon issuance in accordance with the terms of the Amended and Restated Rights Agreement or the Rights Agreement, as the case may be, the Houston Rights or the HI Rights, as the case may be, will be validly issued.

                 The opinion set forth in paragraph 3 above is limited to the valid issuance of the Houston Rights and the HI Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Houston Rights or the HI Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Amended and Restated Rights Agreement or the Rights Agreement or the issuance of the Houston Rights or the HI Rights, the enforceability of any particular provisions of the Amended and Restated Rights Agreement or the
Rights Agreement, or the provisions of the Amended and
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Houston Lighting & Power Company      -3-                      October 15, 1996
Houston Industries Incorporated


Restated Rights Agreement or the Rights Agreement which discriminate or create unequal voting power among shareholders.

                   The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus.

                                        Very truly yours,



                                        BAKER & BOTTS, L.L.P.